UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2008

NIC Inc.
(Exact name of registrant as specified in its charter)

Colorado	000-26621	52-2077581
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
25501 West Valley Parkway, Suite 300 Olathe, Kansas 66061
(Address of principal executive office) (Zip Code)

(877) 234-3468
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Jeffery S. Fraser retired as Chief Executive Officer of the Company on February 4, 2008, effective on the same date.

(c) On February 4, 2008, the Board of the Directors elected Harry H. Herington, who is currently the President of the Company, to also become the Chief Executive Officer of the Company.

The information required by Items 401(b), (d) and (e) and 404(a) of Regulation S-K regarding Mr. Herington is incorporated herein by reference to the information under "Election of Directors" in the Company’s proxy statement filed with the Securities and Exchange Commission on March 30, 2007.

Mr. Herington did not enter into any material plan, contract or arrangement or any material amendment thereto, or receive any grant or award under any such plan, contract or arrangement, in connection with his election as Chief Executive Officer of the Company. The existing employment agreement between Mr. Herington and the Company is incorporated herein by reference to Exhibit 10.7 to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 6, 1999. The existing employment agreement is described under "Employment Agreements" in the Company's proxy statement filed with the Securities and Exchange Commission on March 30, 2007 and such description is incorporated herein by reference.

Mr. Herington received a raise in base salary in connection with his promotion, to $380,000 per year. Messrs. William F. Bradley, Jr., Chief Operating Officer and General Counsel, and Stephen M. Kovzan, Chief Financial Officer, also received raises in base salary, each to $260,000 per year. Mr. Kovzan also received a grant in connection with his promotion in August, 2007 to Chief Financial Officer, of 60,000 restricted shares of NIC Inc. common stock, which vest in four equal annual installments, beginning on February 4, 2009.

Item 7.01     Regulation FD Disclosure.

The Company announced the results of an internal review by the Audit Committee of the Board of Directors of the Company of the reimbursement of expenses incurred during the period from January 1, 2004 through June 30, 2007 by certain executive officers, including Jeffery S. Fraser, Chairman of the Board and Chief Executive Officer of the Company. The review was undertaken in connection with the full cooperation pledged by the Company and Mr. Fraser with an informal inquiry by the Securities and Exchange Commission into the subject matter of the review.

As a result of the review, Mr. Fraser reimbursed the Company for approximately $97,000 of expenses during the period from January 1, 2004 through October 2006, plus interest, that were not consistent with the Company's expense reimbursement policy. Mr. Fraser previously had reimbursed the Company for $186,000 of expenses incurred during this time period that he had determined were not consistent with the Company's expense reimbursement policy. The review also revealed that no deficiencies were found in the expense reimbursement requests submitted by other NIC executives.

The Company does not believe that the amounts involved are material to the Company’s financial condition or results of operations. In connection with the SEC’s proposal of new executive compensation disclosure rules in 2006, the Company commenced a review in May 2006 of its expense documentation and reimbursement policies and its aircraft use policy. In May and October 2006, the Company revised its policies based upon this review. These actions were taken a substantial period of time prior to the commencement of the SEC inquiry and the internal review. None of the claimed expenses that have been reimbursed by Mr. Fraser were incurred after the Company’s revision of its policies in 2006. In addition, in July 2007 the Company adopted additional expense report procedures suggested by outside counsel who assisted the Audit Committee in connection with the internal review.

2

In view of his recognition of the importance of the proper tone at the top for effective corporate governance, Mr. Fraser decided to retire as Chief Executive Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NIC INC.

		By:	/s/ William F. Bradley, Jr.
William F. Bradley, Jr.
Chief Operating Officer and General Counsel

Date:	February 6, 2008

3